Officer, Director and Securityholder Lock-Up Agreement

November 9, 2005

IT & E International Group
505 Lomas Santa Fe Drive, Suite 200
Solana Beach, California 92075

Ladies and Gentlemen:

The undersigned (the “Securityholder”) understands that IT&E International Group (the “Company”) has entered into a certain Securities Purchase Agreement of even date hereof (the “Securities Purchase Agreement”) with ComVest Investment Partners II LLC or an affiliate (“ComVest”), providing for the sale (the “Offering”) by the Company of Series D Preferred Stock (“Preferred Stock”), or Senior Secured Convertible Notes (the “Notes”), and warrants (the “Warrants”) to purchase common stock, par value $0.001 per share, of the Company (“Common Stock”).

1.	For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Securityholder agrees that the Securityholder will not, without the prior written consent of the Company, directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, enter into any contract to sell or otherwise dispose of or transfer any shares of Common Stock or other equity securities of the Company (including without limitation, any shares of Common Stock which may be deemed to be beneficially owned by the Securityholder in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and any shares of Common Stock which may be issued upon exercise of any stock options or warrants or upon conversion or exchange of any convertible or exchangeable securities) or any rights, warrants, options or other securities that are convertible into, or exercisable or exchangeable for, Common Stock (collectively, “Rights”, which term includes, without limitation, any shares of preferred stock which are convertible into Common Stock) (together the Rights and Common Stock are referred to herein as the “Restricted Shares”) or enter into any Hedging Transaction (as defined below) (each of the foregoing referred to as a “Disposition”) except as follows: (i) 25% of the Securityholder’s Restricted Shares may be sold by the holder upon the later of six months from the date hereof or the date on which a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Warrants and the shares issuable upon conversion of the Preferred Stock is declared effective by the SEC, and (ii) after sales permitted by (i), an additional 37.5% of the Securityholders Restricted Shares may be sold if the purchase price obtained by such selling Securityholder is $0.75 or more, or (iii) after (i) and (ii), any remaining amount of Restricted Shares may be sold by the Securityholder after three (3) years from the date hereof (the “Lock-Up Period”). The foregoing restriction is expressly intended to preclude the Securityholder from engaging in any Hedging Transaction or other transaction which is designed to or is reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the Securityholder. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock or any Rights. The foregoing restrictions set forth in this paragraph shall apply to all Restricted Shares now owned or hereafter acquired by the Securityholder, except that such restrictions shall not apply to shares of Common Stock and Rights acquired in open market transactions after the completion of the Offering.

2.	Notwithstanding the foregoing, in the event that ComVest sells, at any time or from time to time, any of its securities purchased pursuant to the Securities Purchase Agreement (the “ComVest Securities”), then the Securityholders shall immediately be entitled to sell the same proportion of shares sold by ComVest irrespective of the Lock-Up provisions contained in Section 1 (“Released Shares”). For purposes of illustration, if ComVest were to sell 10% of the ComVest Securities, then the Securityholders would be entitled to sell 10% of the securities owned by them irrespective of the Lock-Up provisions contained in Section 1. Such Released Shares shall be allocated first to the shares set forth in subsection (iii) of Section 1, such that the three (3) year Lock-Up shall no longer apply to the Released Shares, then to the shares set forth in subsection (ii) of Section 1, and then to the shares set forth in subsection (i) of Section 1. ComVest shall promptly provide written notice to the Securityholders of each sale of ComVest Securities and a reasonably detailed calculation setting forth the percentage of ComVest Securities sold. An exercise of the Warrants issued to ComVest, or any distribution of the ComVest Securities by ComVest to its members, or any subsequent sale by such members following such distribution (other than the General Managers), shall not be deemed a sale by ComVest and shall not release the Securityholders from the terms of the Lock-Up.

3.	Notwithstanding the foregoing, the Securityholder may transfer any or all of the Securityholder’s Restricted Shares (i) if the Securityholder is a natural person, by gift, will or intestacy so long as the transfer is not for value; (ii) if the Securityholder is a natural person, to any trust for the direct or indirect benefit of the Securityholder or the immediate family of the Securityholder so long as the transfer is not for value; (iii) if the Securityholder is a partnership, to a partner of such partnership or a retired partner of such partnership who retires after the date hereof so long as the transfer is not for value; and (iv) if the Securityholder is a corporation, limited liability company or limited partnership to any of its wholly-owned subsidiaries; provided, however, that in any such case it shall be a condition to the transfer that, prior to or concurrently with such transfer, the transferee executes and delivers to the Company an agreement, in form and substance satisfactory to the Company, stating that the transferee is receiving and agrees to hold the Restricted Shares, as the case may be, subject to the provisions of this letter agreement, and there shall be no further transfer of such Restricted Shares, as the case may be, except in accordance with this letter agreement. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage, or adoption, not more remote than first cousin.

4.	Without limiting the restrictions herein, any Disposition by the Securityholder shall remain at all times subject to applicable securities laws, including without limitation the resale restrictions imposed by Rule 144 promulgated under the Securities Act of 1933, as amended.

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5.	The Securityholder hereby agrees that, to the extent that the terms of this letter agreement conflict with or are in any way inconsistent with any registration rights agreement or similar agreement to which the Securityholder is a party or under which the Securityholder is entitled to any right or benefit, this letter agreement supersedes such registration rights agreement or similar agreements.

6.	The Securityholder understands that the Company will proceed with the Offering in reliance on this letter agreement.

7.	This letter agreement shall be governed by the laws of the State of New York, without regard to any applicable choice of law provisions.

8.	This letter agreement shall terminate and have no force or effect if the initial closing of the Offering does not occur by 11:59 p.m. (New York time) on November 15, 2005.

9.	The Securityholder hereby represents and warrants that the Securityholder has full power and authority to enter into this letter agreement and that this letter agreement has been duly authorized (if applicable), executed and delivered by the Securityholder and is a valid and binding agreement of the Securityholder. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Securityholder and any obligations of the Securityholder shall be binding upon the heirs, personal representatives, successors and assigns of the Securityholder.

[Remainder of Page Intentionally Left Blank]

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Very truly yours

______________________________________
(Signature)

______________________________________
(Print Name)

______________________________________
(Print Name of Securityholder, if Securityholder is an entity)

[Signature Page to Lock-Up Agreement]

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Consent of Spouse

        I, the spouse of the above-named Securityholder, acknowledge and agree that I am bound by the terms of this letter agreement as to any and all interests I may have in securities or options issued by the Company acquired, held or beneficially owned by my spouse.

________________________________________
________________________________________
Print Name

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